EXHIBIT (h)(iv)

NEUBERGER BERMAN BD LLC

AMENDMENT NO. 1 TO
SUB-PLACEMENT AGENT AGREEMENT

April 8, 2025

UBS Securities LLC
1285 Avenue of the Americas
New York, New York 10019

Ladies and Gentlemen:

Reference is made to the Sub-Placement Agent Agreement, dated May 8, 2023 (the “Sub-Placement Agent Agreement”), by and between UBS Securities LLC, as sub-placement agent (the “Agent”), and Neuberger Berman BD LLC, as manager, regarding the offer and sale of up to $109,000,000 of shares of common stock, par value $0.0001 per share, of Neuberger Berman High Yield Strategies Fund Inc., a Maryland corporation, from time to time, through the Agent, in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended.  Terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Sub-Placement Agent Agreement.

A. Amendments to Sub-Placement Agent Agreement. The Sub-Placement Agent Agreement is amended as follows, effective as of the date hereof (this “Amendment”):

1. The first paragraph of the Sub-Placement Agent Agreement is hereby deleted and replaced in its entirety with the following:

“From time to time Neuberger Berman BD LLC (the “Distributor,” “we” or “us”) will act as manager of registered at-the-market offerings by Neuberger Berman High Yield Strategies Fund Inc., a Maryland corporation (the “Fund”), of up to $75,000,000 of shares (the “Shares”) of common stock, par value $0.0001 per share, of the Fund (the “Common Shares”).  In the case of such offerings, the Fund has agreed with the Distributor to issue and sell through or to the Distributor, as sales agent and/or principal, the Shares (the “Distribution Agreement”).”

2. The first sentence of Section 1(f) of the Sub-Placement Agent Agreement is hereby deleted and replaced in its entirety with the following:

“Settlement for sales of the Shares pursuant to this Section 1 will occur on the first business day following the date on which such sales are made (each such day, a “Settlement Date”), unless otherwise agreed to in writing by the parties hereto.”

3. The first sentence of Section 2(a) of the Sub-Placement Agent Agreement is hereby deleted and replaced in its entirety with the following:

“Based upon the representations made by the Fund to the Distributor in the Distribution Agreement, a registration statement on Form N-2 (File No. 333-282910 and 811-22396) (the “Registration Statement”) (i) has been prepared by the Fund in conformity with the requirements of the Securities Act and the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (collectively called the “1940 Act”) in all material respects, (ii) has been filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act and the 1940 Act, and (iii) heretofore became, and is, effective; the Registration Statement sets forth the terms of the offering, sale and plan of distribution of the Shares and contains additional information concerning the Fund and its business; no stop order of the Commission preventing or suspending the use of the Prospectus (as defined below), or the effectiveness of the Registration Statement, has been issued, and no proceedings for such purpose have been instituted or, to the Fund’s knowledge, have been threatened by the Commission.”

B. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Sub-Placement Agent Agreement shall continue in full force and effect.

C. Counterparts. This Amendment may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

D. Governing Law. This Amendment and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Amendment, directly or indirectly, shall be governed by, and construed in accordance with, the internal laws of the State of New York.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

NEUBERGER BERMAN BD LLC

By: /s/ Brian Kerrane
Name: Brian Kerrane
Title: Managing Director

ACCEPTED as of the date first above written:

UBS SECURITIES LLC

By: /s/ Saawan Pathange
Name: Saawan Pathange
Title: Managing Director

By: /s/ YiLin Anderson
Name: YiLin Anderson
Title: Executive Director

[Signature Page to Amendment No. 1 to Sub-Placement Agent Agreement for Neuberger Berman High Yield Strategies Fund Inc.]